                               TABLE OF CONTENTS

                                                                                                                                Page
                                                                                                                                ----
                                              ARTICLE I DEFINITIONS AND CONSTRUCTION
                                              -------------------------------------
1.1  Definitions..............................................................................................................     1
1.2  Construction.............................................................................................................     4


                                                        ARTICLE II QUANTITY
                                                        -------------------
2.1  Delivery Amount..........................................................................................................     4
2.2  Disclaimer of Implied Warranties.........................................................................................     9


                                                     ARTICLE III PRICING/TAXES
                                                     -------------------------
3.1  Delivery Amount Price....................................................................................................     9
3.2  Adjustments..............................................................................................................     9
3.3  Taxes....................................................................................................................    12


                                                        ARTICLE IV PAYMENT
                                                        ------------------
4.1  General..................................................................................................................    13
4.2  Interest.................................................................................................................    13
4.3  Accounting Address.......................................................................................................    14


                                              ARTICLE V TITLE WARRANTIES AND TRANSFER
                                              ---------------------------------------
5.1  General..................................................................................................................    14
5.2  Specific Fields..........................................................................................................    14


                                                      ARTICLE VI MEASUREMENT
                                                      ----------------------
6.1  Measurement..............................................................................................................    15
6.2  Meters and Tests.........................................................................................................    15


                                                 ARTICLE VII TERM AND TERMINATION
                                                 --------------------------------
7.1  Term.....................................................................................................................    15
7.2  Suspension Rights........................................................................................................    15
7.3  Termination Rights.......................................................................................................    16


                                   ARTICLE VIII REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS
                                   ------------------------------------------------------------
8.1  Nuevo Representations and Warranties.....................................................................................    17
8.2  Tosco Representations and Warranties.....................................................................................    17
8.3  Covenants................................................................................................................    18


                                                   ARTICLE IX FINANCIAL MATTERS
                                                   ----------------------------
9.1  Credit Requirements......................................................................................................    19
9.2  Financial Responsibility.................................................................................................    19


                                                        ARTICLE X DISPUTES
                                                        ------------------
10.1 Pricing Disputes.........................................................................................................    20
10.2 Other Disputes...........................................................................................................    21

                                                     ARTICLE XI MISCELLANEOUS
                                                     ------------------------
11.1  Notices.................................................................................................................   22
11.2  Confidentiality.........................................................................................................   22
11.3  Assignment..............................................................................................................   23
11.4  Force Majeure...........................................................................................................   23
11.5  Waiver..................................................................................................................   23
11.6  Entire Agreement........................................................................................................   23
11.7  Control.................................................................................................................   24
11.8  Severability............................................................................................................   24
11.9  Audit...................................................................................................................   24
11.10 Safety..................................................................................................................   25
11.11 Business Practices......................................................................................................   25
11.12 Governing Law...........................................................................................................   26
11.13 Entirety of Agreement and Amendments....................................................................................   26
11.14 Headings................................................................................................................   26
11.15 General Provisions......................................................................................................   26
11.16 Further Assurances......................................................................................................   26
11.17 Time and Performance of the Essence.....................................................................................   26
11.18 No Third Party Beneficiaries............................................................................................   26
11.19 Hazards and Risks.......................................................................................................   26

                                                                    EXHIBIT 10.1

                         CRUDE OIL PURCHASE AGREEMENT


     This Crude Oil Purchase Agreement (this "Agreement") dated as of January 1, 2000, is entered into between Nuevo Energy Company ("Nuevo") and Tosco Corp. d/b/a Tosco Refining Co. ("Tosco"). Nuevo and Tosco are sometimes collectively referred to herein as the "Parties" or individually as a "Party."

                                   ARTICLE I
                         DEFINITIONS AND CONSTRUCTION

     1.1 Definitions. When used in the Agreement, the terms listed below and any grammatical variation thereof have the following meanings:

          "API" means the American Petroleum Institute.

          "Arbitrator" shall have the meaning set forth in Section 10.1(a).

          "ASME" means the American Society of Mechanical Engineers.

          "ASTM" means the American Society of Testing Materials.

          "Average Delivery Amount" shall have the meaning set forth in Section 2.1(c).

          "Barrel" means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

          "BS&W" means basic sediment and water.

          "Business Day" shall mean any calendar day other than a Saturday, Sunday or other calendar day on which banks are authorized to be closed in Texas.

          "Committed Volumes" shall have the meaning given that term in Section 11.6(a).

          "Daily Crude Index Price Average" means, for each Day during a Delivery Month, which Day has been designated as an effective date for prices published in Platt's, the amount, in dollars per barrel, equal to the midpoint of the price spread listed under the heading of "ANS(Cal)," in the table entitled "U.S." in the section entitled "Crude Price Assessments" in the issue of Platt's designating such Day as an effective date.

          "Daily Product Index Price Average" means, for each Day during a Delivery Month, which Day has been designated as an effective date for prices published in Platt's, the amount, in dollars per Barrel, equal to the average of the following:

               (i) the midpoint of the price spread (in cents per gallon) listed under the heading of "Unl 87,"

               (ii) the midpoint of the price spread (in cents per gallon) listed under the heading of "CARB Unl," and

               (iii) the midpoint of the price spread (in cents per gallon) listed under the heading of "CARB Diesel,"

     in each case as listed in the column entitled "San Francisco(b)" in the table entitled "West Coast Pipeline" in the section entitled "Product Price Assessments" in the issue of Platt's designating such Day as an effective date (or such replacement component as the Parties may mutually agree if any such component is no longer published in Platt's).

          "Day" means any complete 24 hour period during the term of this Agreement, commencing at 7:00 a.m. Pacific Time on a given calendar day and ending at 6:59 a.m Pacific Time on the succeeding calendar day. The reference date for a given Day shall be the calendar day on which such Day begins.

          "Delivery Amount" shall have the meaning set forth in Section 2.1(a).

          "Delivery Amount Price" shall have the meaning set forth in Section 3.1(a).

          "Delivery Month" means each complete monthly period during the term of this Agreement, commencing at 7:00 a.m. Pacific Time on the first calendar day of a given calendar month and ending at 6:59 a.m. Pacific Time on the first calendar day of the following calendar month. The reference date for a given Delivery Month shall be the calendar month in which such Delivery Month begins.

          "Estimated Amount" shall have the meaning set forth in Section 2.1(b).

          "Event of Default" shall mean any of the following:

               (i) failure to make any payment within five (5) Business Days of when due under this Agreement;

               (ii)  failure by Nuevo to deliver the Delivery Amount for ten
          (10) consecutive calendar days beyond the time that such performance is due where such failure is not due to Force Majeure;

               (iii) failure by Tosco to provide financial assurance pursuant to Section 9.1 of this Agreement;

               (iv) a material breach by a Party of any other covenant or provision of this Agreement by such Party;

               (v) initiation of proceedings (voluntarily or involuntarily) by or with respect to a Party under the bankruptcy or insolvency laws of any jurisdiction, which proceedings are not dismissed within sixty
          (60) calendar days after filing; written admission of inability to pay debts generally as they come due; the making of an assignment for the benefit of creditors; an application of reappointment of a receiver, custodian or trustee; or the passing of a resolution for winding up or liquidation by or on behalf of a Party; or

               (vi) any representation or warranty made in this Agreement by a Party being false or misleading in any material respect at the time it was made or deemed to have been made.

          "Force Majeure" means any war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws or regulations, disruption or breakdown of production or transportation facilities, delays by unaffiliated pipeline carriers in receiving and delivering Sales Volumes tendered, or any other event reasonably beyond the control of a Party claiming such Force Majeure, but does not include mere economic loss or hardship to such Party or the shut down of facilities that are no longer considered economic to operate.

          "Major Poster" means any of Chevron Products Company, Exxon Mobil Corporation, Tosco Refining Company (as published under its Union 76 posting), and Equiva Trading Company, or in each case such successor thereto or affiliate thereof or such joint venture with such company or its affiliate that provides crude oil postings.

          "Monthly Crack Slider Adjustment" means, for each Delivery Month, the Delivery Amount Price adjustment corresponding to the range in which the Refinery Crack Spread Margin for such Delivery Month falls on the table set forth in Exhibit 5.

          "Monthly Crude Index Price Average" means, for each Delivery Month, the average of all Daily Crude Index Price Averages during such Delivery Month.

          "Monthly Product Index Price Average" means, for each Delivery Month, the average of all Daily Product Index Price Averages during such Delivery Month.

          "New Field Pre-Agreement Period" shall have the meaning set forth in
Section 2.1(d).

          "New Fields" shall have the meaning set forth in Section 2.1(d).

          "New Volume Pre-Agreement Period" shall have the meaning set forth in
Section 2.1(e).

          "New Volumes" shall have the meaning set forth in Section 2.1(e).

          "NYMEX Price" means, for a given Delivery Month, the average of the daily settlement prices for the current month contract on the New York Mercantile Exchange for light sweet crude oil during the calendar month for which such Delivery Month is referenced. For example, the NYMEX Price for Delivery Amounts delivered in January shall be the average of the daily settlement contracts on the New York Mercantile Exchange for February futures contracts (until such time as settlement prices cease to be published for February, and thereafter for March futures contracts) for light sweet crude oil as published from January 1 through January 31.

          "Platt's" means Platt's Oilgram Price Report, as currently published by McGraw-Hill Companies, or such replacement publication as the Parties may agree to in writing if such publication ceases to be published or such publication ceases to provide the information to be obtained therefrom pursuant to this Agreement.

          "Posting Group" shall mean any one of the five groups of Subject Fields having the same designated "Posting Group" in Exhibit 4, which Posting Group shall have the name so designated in Exhibit 4.

          "Refinery Crack Spread Margin" means, for each Delivery Month, the difference obtained by subtracting the Monthly Crude Index Price Average for such Delivery Month from the Monthly Product Index Price Average for such Delivery Month.

          "Rules shall have the meaning set forth in Section 10.1(a).

          "Sales Volumes" shall mean hydrocarbons in a liquid state under ordinary production and transportation operating conditions (e.g. not including natural gas or liquefied petroleum gas) produced and saved and not combined with other hydrocarbons except when such combining occurs in connection with ordinary or customary production, gathering or transportation operations.

          "Set Aside Volume" shall have the meaning set forth in Section 2.1(c).

          "Subject Fields" means, collectively (i) the fields and/or leases described in Exhibit 1 to this Agreement, and (ii) the fields and leases added to this Agreement pursuant to Section 2.1(d).

          "Year" means a period of 12 consecutive calendar months according to the Gregorian calendar, beginning on the first calendar day of the first such calendar month and ending on the last calendar day of the twelfth such calendar month.

     1.2 Construction. This agreement has been prepared jointly by the Parties with the advice and participation of counsel, and shall not be interpreted against one Party in favor of the other.

                                  ARTICLE II
                                   QUANTITY

     2.1 Delivery Amount. (a) Subject to the terms and conditions hereof and subject to Nuevo's rights under Section 2.1(c), Nuevo agrees to sell and deliver to Tosco, and Tosco agrees to receive and purchase from Nuevo, one hundred percent (100%) of Nuevo's owned and controlled interest in Sales Volumes produced from the Subject Fields, other than the Committed Volumes, which production is currently estimated to be 48,000 Barrels per calendar day (the "Delivery Amount").

          (b) Not later than ten (10) calendar days prior to the commencement of each Delivery Month, Nuevo will notify Tosco of its then current good faith, but non-binding, estimate of the Delivery Amount for such Delivery Month and the Delivery Month immediately thereafter, which notice shall generally be in the form of Exhibit 2 attached hereto (the "Estimated Amount").

          (c) Set Aside Volume. Notwithstanding Section 2.1(a), Nuevo shall be entitled, in accordance with the procedures set forth below, to retain a portion of the Delivery Amount and exclude same from this Agreement (the "Set Aside Volume") for the period of time such Set Aside Volume is in effect as permitted by this Agreement. Upon agreement of the Parties pursuant to

     Section 2.1(c)(ii), or upon delivery of the Set Aside Volume Election pursuant to Section 2.1(c)(iii), such Set Aside Volume shall be excluded from this Agreement and Tosco shall have no further rights under this Agreement with respect thereto, but such exclusion shall be only for the period of time such Set Aside Volume is in effect as permitted by this Agreement. The procedures for, and restrictions on, retaining a Set Aside Volume and excluding same from this Agreement are as follows:

               (i) Nuevo shall have the right to notify Tosco in writing no later than June 1 of any given calendar Year if it desires to have any Set Aside Volume (a "Preliminary Set Aside Notice"). Each such Preliminary Set Aside Notice shall set forth (A) the percentage (no greater than 10%) of the Delivery Amount that Nuevo desires to retain (the "Election Percentage"), (B) a calculation estimating the amount, in Barrels per Day, that such percentage is anticipated to represent (calculated in accordance with Section 2.1(c)(iv) and (v)), (C) the Subject Fields from which such Set Aside Volume will be produced, and
          (D) the Delivery Months that will be subject to such Set Aside Volume.

               (ii) Upon Tosco's receipt of a Preliminary Set Aside Notice, the Parties shall endeavor in good faith to negotiate the terms and conditions upon which Tosco would purchase such Set Aside Volume.

               (iii) With respect to any given calendar Year in which Nuevo provides Tosco with a Preliminary Set Aside Notice, if the Parties fail to agree upon the terms and conditions upon which Tosco will purchase such Set Aside Volume pursuant to Section 2.1(c)(ii) on or before June 30 of such Year, then Nuevo shall have the right, on or before October 1 of such Year, to notify Tosco in writing of its intent to sell such Set Aside Volume to a third party (a "Set Aside Volume Election"). The Set Aside Volume Election may only be made as to the same Election Percentage, Subject Fields, and Delivery Months as set forth in the Preliminary Set Aside Notice, but shall contain any updated estimated amount, in Barrels per Day, that such Election Percentage is anticipated to represent (calculated in accordance with Section 2.1(c)(iv) and (v)).

               (iv) In estimating the Set Aside Volume, in Barrels per Day, for purposes of the Preliminary Set Aside Notice and the Set Aside Volume Election, Nuevo shall multiply the Election Percentage in connection therewith times the average Daily Delivery Amount for the immediately preceding three (3) Delivery Months for which such information is available, rounding such product to the nearest 1,000 Barrels per Day. The actual Set Aside Volume, in Barrels per Day, for a given delivery Year shall equal the Election Percentage elected for such delivery Year multiplied by the Average Delivery Amount for the Year immediately preceding such delivery Year rounded to the nearest 1,000 Barrels per Day. For purposes of this Section, the term "Average Delivery Amount" shall, for a given Year, mean an amount calculated as follows:

                     (A) The Parties shall calculate an average of the Daily
               Delivery Amounts for each of the Delivery Months of June through November of such Year.

                     (B) The Parties shall determine the four Delivery Months of such six Delivery Months that have the highest average Daily Delivery Amount calculated pursuant to clause (A).

                    (C) The Parties shall calculate the average Daily Delivery
               Amount of all Days during the four Delivery Months determined pursuant to clause (B).

                    (D) The average Daily Delivery Amount calculated pursuant to clause (C) shall be the "Average Delivery Amount" for such Year.

          In addition, in making a calculation for a Set Aside Volume, no deduction from the gross amount of average Daily Delivery Amount shall be made for any previous Set Aside Volume.

               (v) In calculating the average Daily Delivery Amount for a given Delivery Month for purposes of Section 2.1(c)(iv), the Parties (A) shall not include Delivery Amounts attributable to Subject Fields or interests in Sales Volumes, which Subject Fields or interests in Sales Volumes were sold by Nuevo at any time during the period commencing as of the first Day from which such average is being calculated and ending on the last Day prior to the commencement of the relevant delivery Year, and (B) shall include an amount, in Barrels per Day, normalized throughout the period over which such average is being calculated, equal to the average Daily Delivery Amounts attributable to Subject Fields or interests in Sales Volumes, which Subject Fields or interests in Sales Volumes were acquired by Nuevo at any time during the period commencing as of the first Day from which such average is being calculated and ending on the last Day prior to the commencement of the relevant delivery Year.

               (vi) Notwithstanding the foregoing, the Set Aside Volume may not include amounts of Sales Volumes from Subject Fields belonging to the Posting Group referred to as Kern River in Exhibit 4 in excess of 25% of the average Daily Delivery Amount (calculated in accordance with Section 2.1(c)(v) and with respect to the periods required pursuant to
          Section 2.1(c)(iv)) attributable to all Subject Fields belonging to such Posting Group.

          (d) Additional Subject Fields. To the extent not otherwise restricted or prohibited by agreements existing or effective at the time of such acquisition or development, and in all cases subject to such agreements, all fields and leases in the State of California, or located in California state waters or Federal waters offshore of the State of California, that Nuevo acquires or develops during the term of this Agreement shall constitute Subject Fields effective as of the date of such acquisition or development. The pricing and delivery location for Delivery Amounts produced from such additional fields and leases shall be as mutually agreed by the Parties or as otherwise determined pursuant hereto. For purposes of the foregoing sentence, with respect to fields and leases located within the geographic boundaries of existing Subject Fields or that are otherwise considered by the applicable regulatory authority to be a part of a field included within a current Subject Field, and provided that the Sales Volumes produced from such fields and leases is of Substantially the Same Quality as that produced from such Subject Field, then the Parties shall be deemed to have agreed that the pricing and delivery location for Delivery Amounts produced from such fields and leases shall be the same as that for such Subject Field. For purposes of this Agreement, Sales Volumes shall have "Substantially the Same Quality" as other Sales Volumes if its sulphur content does not vary from the other by more than 1% by weight and if its gravity does not vary from the other by more than 5 degrees API. If the Parties fail to agree, and are not otherwise deemed to have agreed, on the pricing and/or delivery location for Delivery Amounts produced from such fields and leases on or before the 30th calendar day following the acquisition or development of such fields or leases by Nuevo, then the Parties shall refer the determination of such pricing and delivery location to arbitration pursuant to Section 10.1, and upon such determination, such pricing and/or delivery location shall thenceforth apply to such fields and leases. During the period, if any, commencing with the date such fields and leases constitute Subject Fields (the "New Fields") and ending upon the last Day of the last Delivery Month ending prior to the agreement of the Parties (or the decision of the Arbitrator, as applicable) as to pricing and/or delivery location, as applicable (the "New Field Pre-Agreement Period"), the Parties shall use, for purposes of temporary payment for and delivery of Delivery Amounts from such New Fields, the pricing and/or delivery location, as applicable, set forth below:

               (i) If the delivery location has not been so agreed or determined by arbitration, the delivery location during the New Field Pre-Agreement Period shall be the location at which Delivery Amounts produced from such New Field pass from equipment or locations owned or controlled by Nuevo, or owned or controlled by a party designated to make delivery on behalf of Nuevo.

               (ii) If the pricing has not been so agreed or determined by arbitration, the pricing during the New Field Pre-Agreement Period shall be determined as if such New Field belonged to the Posting Group whose "Specified Gravity" under Exhibit 3 is closest to the average gravity of the Delivery Amounts then being produced from such Subject Field (and if two such Posting Groups have Specified Gravities that are equally close to such average gravity, then the Posting Group with the higher Specified Gravity shall apply for purposes of this clause).

     From and after the termination of such New Field Pre-Agreement Period, the pricing and delivery location agreed by the Parties (or selected by the Arbitrator, as applicable), shall thenceforth apply subject to the terms of this Agreement. If the pricing provisions applied during the New Field Pre-Agreement Period differ from those following the New Field Pre-Agreement Period as a result of the mutual agreement of the Parties or the decision of the Arbitrator, in each case pursuant to this Section, then the Parties shall account for such difference in pricing in the next invoice from Tosco pursuant to this Agreement, which accounting shall be in the form of a credit or debit and which will include interest from the date such New Field Pre-Agreement Period prices were paid until the date of such invoice, calculated at the interest rate provided in Section 4.2. If any fields or leases acquired or developed by Nuevo would constitute a Subject Field pursuant to this Section 2.1(d) but for the existence of restrictions or prohibitions contained in agreements existing or effective at the time of such acquisition, then upon the termination of such restrictions, prohibitions or agreements, such fields and leases shall then be subject to this Section as if the date of such termination was the date of acquisition.

          (e) Additional Interests in Sales Volumes. To the extent not otherwise committed, restricted or prohibited by agreements existing or effective at the time of such acquisition, and in all cases subject to such agreements, all interests in Sales Volumes production in the State of California, or in California state waters or Federal waters offshore of the State of California, that Nuevo acquires during the term of this Agreement shall be included in the Delivery Amount effective as of the date of such acquisition. The pricing and delivery location for such Delivery Amounts shall be mutually agreed by the Parties or as otherwise determined pursuant hereto. For purposes of the foregoing sentence, with respect to additional interests in Sales Volumes produced from a Subject Field, which Sales Volumes are of Substantially the Same Quality as that produced from such Subject Field, the Parties shall be deemed to have agreed that the pricing and delivery location for such Delivery Amounts shall be the same as that for such Subject Field. If the Parties fail to agree, and are not otherwise deemed to have agreed, on the pricing and delivery location for such additional Delivery Amounts on or before the 30th calendar day following the acquisition of such interest in Sales Volumes by Nuevo, then the Parties shall refer the determination of such pricing and delivery location to arbitration pursuant to Section 10.1, and upon such determination, such pricing and/or delivery location shall thenceforth apply to such Delivery Amounts. During the period, if any, commencing with the date such interest in Sales Volumes are included in the Delivery Amount (the "New Volumes") and ending upon the last Day of the last Delivery Month ending prior to the agreement of the Parties (or the decision of the Arbitrator, as applicable) as to pricing and/or delivery location, as applicable (the "New Volume Pre-Agreement Period"), the Parties shall use, for purposes of temporary payment for and delivery of such Delivery Amounts, the pricing and/or delivery location, as applicable, set forth below:

               (i) If the delivery location has not been so agreed or determined by arbitration, the delivery location during the New Volume Pre-Agreement Period shall be the location at which such Delivery Amounts pass from equipment or locations owned or controlled by Nuevo, or owned or controlled by a party designated to make delivery on behalf of Nuevo.

               (ii) If the pricing has not been so agreed or determined by arbitration, the pricing during the New Volume Pre-Agreement Period shall be determined as if such Delivery Amounts were produced from a Subject Field belonging to the Posting Group whose "Specified Gravity" under Exhibit 3 is closest to the average gravity of such Delivery Amounts (and if two such Posting Groups have Specified Gravities that are equally close to such average gravity, then the Posting Group with the higher Specified Gravity shall apply for purposes of this clause).

     From and after the termination of such New Volume Pre-Agreement Period, the pricing and delivery location agreed by the Parties (or selected by the Arbitrator, as applicable), shall thenceforth apply subject to the terms of this Agreement. If the pricing provisions applied during the New Volume Pre-Agreement Period differ from those following the New Volume Pre-Agreement Period as a result of the mutual agreement of the Parties or the decision of the Arbitrator, in each case pursuant to this Section, then the Parties shall account for such difference in pricing in the next invoice from Tosco pursuant to this Agreement, which accounting shall be in the form of a credit or debit and which will include interest from the date such New Volume Pre-Agreement Period prices were paid until the date of such invoice, calculated at the interest rate provided in Section 4.2. If any interest in Sales Volumes acquired by Nuevo would be included in the Delivery Amount pursuant to this Section 2.2(e) but for the existence of commitments, restrictions or prohibitions contained in agreements existing or effective at the time of such acquisition, then upon the termination of such commitments, restrictions, prohibitions or agreements, such interests in Sales Volumes shall then be subject to this Section as if the date of such termination was the date of acquisition.

          (f) Quality. The Delivery Amount delivered hereunder shall be merchantable, meeting the requirements of the approved tariff of the first common carrier pipeline involved.

     2.2 Disclaimer of Implied Warranties. Nuevo and Tosco each acknowledges that it has entered into this Agreement based solely on the express representations, warranties, covenants and agreements set forth herein and, subject to the express representations, warranties, covenants and agreements set forth herein, Tosco accepts Sales Volumes delivered hereunder "as is." Except as otherwise expressly provided in this Agreement, Tosco expressly negates, as to the Delivery Amounts, any other representation, warranty, covenant or agreement, written or oral, express or implied, including without limitation, any representation or warranty with respect to (a) conformity to models or samples,
(b) merchantability, or (c) fitness for a particular purpose.

                                  ARTICLE III
                                 PRICING/TAXES

     3.1 Delivery Amount Price. (a) Basic Calculation. The price to be paid by Tosco for each Barrel of the Delivery Amount produced from a given Subject Field during a given Delivery Month (each, a "Delivery Amount Price") shall, subject to Section 3.2(a) and (b), equal (A) the NYMEX Price for such Delivery Month, multiplied by (B) the percentage set forth opposite the Posting Group for such Subject Field set forth in Exhibit 3.

          (b) Uniform Deliveries. In computing the Delivery Amount Price for the Delivery Amount hereunder for a given Delivery Month, it shall be assumed that such Delivery Amount was delivered in equal daily quantities during such Delivery Month.

          (c) Truck Receipts. Subject to Section 3.2(a)(iv), the Delivery Amount Price for Delivery Amount shall be unaffected by whether such Delivery Amount is received by truck or by pipeline carrier. Tosco shall arrange for the scheduling of trucks for receipt of Delivery Amounts that are not delivered to a pipeline carrier.

     3.2 Adjustments. (a) Delivery Amount Price. The following adjustments shall apply to the Delivery Amount Prices:

              (i) Subject Field Pricing Differential. The Delivery Amount Price for a given Subject Field shall be adjusted by the "Subject Field Pricing Differential" set forth in Exhibit 4 for such Subject Field.

              (ii) Beta Field - Sulphur Content. The Delivery Amount Price for the Subject Field designated as the "Beta (Edith)" in Exhibit 1 shall be decreased by an amount equal to US$0.50 per Barrel for each full percentage point of sulphur content in excess of 1.5% (and decreased pro rata for partial percentage point increases). The Delivery Amount Price for such Subject Field shall be increased by an amount equal to US$0.50 per Barrel for each full percentage point of sulphur content below 1.5% (and increased pro rata for partial percentage point decreases). By way of example, the Delivery Amount Price for a Delivery Amount from the Beta (Edith) field having a sulphur content of (A) 3% shall be decreased by US$0.75 per Barrel, or (B) 1% shall be increased by US$0.25 per Barrel.

               (iii) Monthly Crack Slider Adjustment. The Delivery Amount Price for all Subject Fields during a given Delivery Month shall be adjusted by the Monthly Crack Slider Adjustment for such Delivery Month. An illustration of calculations for this adjustment using hypothetical data is set forth in Exhibit 5.

               (iv) Trucking Costs. For Delivery Amounts received by truck, Tosco may deduct the actual cost of trucking from the Delivery Amount Price payable pursuant to this Agreement with respect thereto; provided, however, that if any such Delivery Amount could have been delivered to a pipeline carrier and is delivered by truck at Tosco's election, such cost of trucking shall not be deducted.

               (v) Gravity Adjustment. The Delivery Amount Price for a given Subject Field and Delivery Month shall be adjusted, upward or downward as applicable, by the product obtained by multiplying:

                     (A) the average of the gravity price adjustments (in
               $/barrel/degree API) published by each of the four Major Posters for such Delivery Month for crude oil of the gravity produced from such Subject Field, by

                     (B) the difference obtained by subtracting:

                           (x) the Specified API Gravity set forth in Exhibit 3
                     for the Posting Group to which such Subject Field belongs, from

                           (Y) the average gravity (in degrees API) for Sales
                     Volumes delivered from such Subject Field for each Day during such Delivery Month.

          For purposes of Section 3.2(a)(v)(A), if greater than one but fewer than four Major Posters have published gravity price adjustments for such Delivery Month for crude oil produced in California, then the Parties shall use the average of such Major Posters. If only one or less Major Posters have so published gravity price adjustments, then the Parties shall mutually agree upon the appropriate gravity adjustment for purposes of Section 3.2(a)(v)(A) and failing such agreement, the gravity adjustment shall be determined pursuant to
          Section 3.2(b)(iii).

               (vi) Point Pedernales. The Delivery Amount Price for Sales Volumes produced from the Subject Field designated as Point Pedernales in Exhibit 1 shall be adjusted for sulphur content and for location differential in accordance with Exhibit 6.

               (vii) Point Arguello Posting Group Adjustments. Nuevo shall have the right to propose a change in the pricing under this Agreement with respect to Sales Volumes produced from any or all Subject Fields belonging to the Point Arguello Posting Group, to take effect commencing upon the third (3rd) anniversary of this Agreement, by giving written notice to Tosco of the proposed change no later than ninety (90) calendar days prior to such third anniversary. If Nuevo does not give such notice within such time period then it shall be deemed to have waived its rights under this Section 3.2(a)(vii). If Nuevo gives such notice in accordance herewith, and the Parties agree on any such change, such change shall take effect as of such third anniversary. If the Parties fail to agree upon such new pricing by thirty (30) calendar days prior to such third anniversary, either Party may submit the issue for resolution in accordance with Section 10.1; provided that such Party submit such issue for resolution prior to such third anniversary.

               (viii) Additional Pricing Adjustment. The Delivery Amount Price for all Sales Volumes delivered to or for the benefit of Tosco prior to the fourth (4th) anniversary of this Agreement (and only with respect to such period) shall be increased by $.05 per Barrel.

          (b) Periodic Pricing Adjustment. The Parties acknowledge and agree that the pricing formulas set forth in this Agreement utilize appropriate pricing mechanisms and publications and fairly reflect the markets that are available for the Sales Volumes subject hereto. As the Parties recognize that such pricing mechanisms, publications or markets may change materially during the term of this Agreement, the Parties hereby agree to the following procedures for periodically evaluating (and potentially adjusting) such pricing formulas to reflect the fair market value of the Sales Volumes.

               (i) In the event that, during the term of this Agreement, either Party determines, in good faith, that the pricing formulas set forth in this Agreement for one or more Subject Fields materially vary from the fair market pricing for the relevant Sales Volumes for such Subject Fields, then such Party, may propose a change in the pricing under this Agreement for such Subject Fields to take effect commencing upon the 4th, 6th, 8th 10th, 12th or 14th anniversary of this Agreement, by giving the other Party written notice of the proposed change no later than ninety (90) calendar days prior to such anniversary date. If a Party gives such notice in accordance herewith, and the Parties agree on any such change in the pricing for such Subject Fields, such change shall take effect as of such anniversary date. If the Parties fail to agree upon such new pricing for any such Subject Field by thirty (30) calendar days prior to such anniversary date, either Party may submit the issue for resolution in accordance with Section 10.1; provided that such Party submits such issue for resolution prior to such anniversary date. Although the Parties are encouraged to engage in dialogue, written or otherwise, regarding pricing and pricing changes under this Agreement, including under this Section, a Party may only formally invoke the provisions of this Section 3.2(b)(i) once per anniversary date listed above. Until a Party asserts in writing that it has formally invoked its rights under this Section, it shall in no way be limited in its rights to propose or discuss pricing changes hereunder. Either Party shall have the right to request that the other Party confirm in writing whether it has, through its written correspondence, formally invoked this Section with respect to a given anniversary date, and until receipt of an affirmative response to such request for confirmation, the requesting Party shall be under no obligation to respond to such correspondence.

               (ii) In the event that, during the term of this Agreement, either Party determines, in good faith, that there has occurred a material change to the quality specifications attributable to, or any other material component used for determining, the NYMEX Price for one or more Subject Fields, then such Party, may propose a change in the pricing for such Subject Fields under this Agreement to take effect commencing upon the 4th, 6th, 8th, 10th, 12th or 14th anniversary of this Agreement by giving the other Party written notice of the proposed change no later than ninety (90) calendar days prior to such anniversary date. If a Party gives such notice in accordance herewith, and the Parties agree on any such change in the pricing for such Subject Fields, such change shall take effect as of such anniversary date. If the Parties fail to agree upon such new pricing for any such Subject Field by thirty (30) calendar days prior to such anniversary date, either Party may submit the issue for resolution in accordance with
          Section 10.1; provided that such Party submits such issue for resolution prior to such anniversary date. Although the Parties are encouraged to engage in dialogue, written or otherwise, regarding pricing and pricing changes under this Agreement, including under this Section, a Party may only formally invoke the provisions of this
          Section 3.2(b)(ii) once per anniversary date listed above. Until a Party asserts in writing that it has formally invoked its rights under this Section, it shall in no way be limited in its rights to propose or discuss pricing changes hereunder. Either Party shall have the right to request that the other Party confirm in writing whether it has, through its written correspondence, formally invoked this Section with respect to a given anniversary date, and until receipt of an affirmative response to such request for confirmation, the requesting Party shall be under no obligation to respond to such correspondence.

               (iii) In the event that, during the term of this Agreement, only one or fewer Major Posters are publishing gravity price adjustments for crude oil produced in California, and the Parties are unable to agree upon the gravity adjustment for purposes of Section 3.2(a)(v)(A), then either Party may submit the issue for resolution in accordance with Section 10.1.

               (iv) In the event of any dispute resolution pursuant to Section 10.1, the pricing formulas hereunder shall, subject hereto, remain in effect pending the written decision of the Arbitrator. If the decision of the Arbitrator results in a change in pricing, (A) the change will be retroactive to the anniversary date on which the pricing change was to be effective pursuant to this Section 3.2(b), and (B) the Parties shall make a cash settlement to reflect such retroactivity of the pricing change (together with interest at the rate calculated in accordance with Section 4.2) within twenty (20) calendar days after the Arbitrator's written decision is delivered.

               (v) Any pricing change in accordance with this Section shall constitute an amendment to this Agreement without further action, but the Parties shall take such steps as reasonably requested by either Party to further evidence such amendment.

     3.3 Taxes. Tosco shall reimburse Nuevo for all taxes imposed by federal, state or local governments, other than taxes on income, assessed on Nuevo, directly or indirectly in connection with and occasioned by the transfer of title of Sales Volumes delivered under this Agreement. Each Party shall be solely responsible for any taxes assessed on it pursuant to Sections 8670.40 or 8670.48, or applicable successor Sections, of the California Government Code. If Tosco is entitled to purchase any such Delivery Amount free of any tax (state or federal), Tosco shall furnish Nuevo the proper exemption certificate.

                                  ARTICLE IV
                                    PAYMENT

     4.1 General. (a) Tosco's Obligation. Tosco shall, except as expressly provided otherwise in this Agreement, pay Nuevo, by wire transfer in immediately available funds no later than twenty (20) calendar days after the end of each Delivery Month, the aggregate for all Subject Fields of (i) the Delivery Amount Price for each Subject Field and such Delivery Month multiplied by (ii) the Delivery Amount attributable to such Subject Field and such Delivery Month as reflected in the relevant delivery tickets. Tosco shall wire amounts due Nuevo hereunder as follows:

               Chase Bank of Texas, National Association
               ABA#: 113000609
               Credit: Nuevo Energy Company
               Account #: 00103291226
               Reference: Crude Oil Purchases

          (b)  Weekends/Holidays.  Notwithstanding Section 4.1(a):

               (i) if the deadline for payment under such provisions falls on a Saturday, such deadline shall be deemed to have instead fallen on the immediately preceding Business Day;

               (ii) if the deadline for payment under such provisions falls on a Sunday, such deadline shall be deemed to have instead fallen on the immediately succeeding Business Day;

               (iii) if the deadline for payment under such provisions falls on a Monday that is not a Business Day, such deadline shall be deemed to have instead fallen on the immediately succeeding Business Day; and

               (iv) if the deadline for payment under such provisions falls on a Day that is neither a Business Day nor a Saturday, Sunday or Monday, such deadline shall be deemed to have instead fallen on the immediately preceding Business Day.

     4.2 Interest. Any payments that are past due under this Agreement shall bear interest at the lesser of (i) a rate per annum equal to the rate published as the "Prime Rate" in the "Money Rates" section of The Wall Street Journal for the calendar day payment was due (or if not published on such calendar day, such rate as last published), plus two percent (2%), or (ii) the maximum rate of interest permitted by applicable law.

     4.3 Accounting Address. All accounting documentation delivered pursuant to or in connection with this Agreement shall be delivered to the following addresses:

     To Nuevo:

          Nuevo Energy Company
          c/o Torch Energy Marketing Inc.
          1221 Lamar, Suite 1600

          Houston, Texas 77010
          Attn: Crude Oil Marketing
          Fax: 713-759-0805

     To Tosco:

          Tosco Refining Company
          P.O. Box 52085 DC71
          Tempe, Arizona 85072
          Attn:  Crude Oil Analyst
          Fax:  602-728-7994

                                   ARTICLE V
                         TITLE WARRANTIES AND TRANSFER

     5.1 General. Nuevo warrants good title to the Delivery Amount delivered by it hereunder and agrees to indemnify and hold harmless Tosco from and against any and all loss, claim or demand by reason of any failure of such title to such Delivery Amount or failure or breach of this warranty. Title to, possession and risk of loss of the Delivery Amount shall, except as set forth in Section 5.2, pass to Tosco as such Delivery Amount passes from equipment or locations owned or controlled by Nuevo, or owned or controlled by a party designated to make delivery on behalf of Nuevo.

     5.2  Specific Fields. Notwithstanding anything to the contrary in Section
5.1 above, for any Sales Volumes to be delivered to Tosco hereunder that is:

          (a) produced from the Subject Field designated as Beta (Edith) in
     Exhibit 1 hereto, title to, possession and risk of loss of such Sales Volumes shall pass to Tosco as such Sales Volumes pass from equipment or locations owned or controlled by Nuevo, or owned or controlled by a party designated to make delivery on behalf of Nuevo into Aera Energy LLC's pipeline at Aera Energy LLC's Beta platform;

          (b) produced from the Subject Field designated as Buena Vista in
     Exhibit 1 hereto, title to, possession and risk of loss of such Sales Volumes shall pass to Tosco as such Sales Volumes pass from equipment or locations owned or controlled by Nuevo, or owned or controlled by a party designated to make delivery on behalf of Nuevo into Chevron Pipeline Company's KLM pipeline;

          (c) produced from the Subject Field designated as Point Pedernales in
     Exhibit 1 hereto, title to, possession and risk of loss of such Sales Volumes shall pass to Tosco as such Sales Volumes pass from Nuevo's Lompoc oil and gas plant into Tosco's Unocap pipeline;

          (d) produced from the Subject Field designated as Brea O'Linda in
     Exhibit 1 hereto, title to, possession and risk of loss of such Sales Volumes shall pass to Tosco as such Sales Volumes pass from Nuevo's Stearn's E. Naranjal lact meter into Tosco's Unocap pipeline.

                                 ARTICLE VI
                                 MEASUREMENT

     6.1 Measurement. (a) Method. Deliveries of the Delivery Amount shall be measured by means of automatic custody transfer unit as and when the Delivery Amount is produced, or by tank gauge as and when the Delivery Amount is produced and accumulated in approximate shipping tank lots. All tankage and trucking equipment shall have certified gauge tables available to the receiving Party.

          (b) LACT Pinning. Tosco shall provide Nuevo with written notice at least forty-eight (48) hours in advance of the "pinning" or other closure of any lact meter other than in the case of an emergency, in which case Tosco shall provide as much notice of such "pinning" or other closure as is practicable. Nuevo leases are recommended to have on-site crude oil storage capacity for at least forty-eight (48) hours of production although it is recognized that some leases may have less capacity.

     6.2 Meters and Tests. (a) Measurements in connection with this Agreement will be obtained using existing meters or such other meters as the Parties may mutually agree. All measurements hereunder shall be made from static tank gauges on 100% tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of the Petroleum Measurement Tables API 5A and 6A in its latest revision. Full deduction for all free water and BS&W content shall be made according to the API/ASTM Standard Method then in effect. The delivering Party shall be responsible for all pipeline carrier charges due to failure to meet the specifications required of such Party under this Agreement.

          (b) Either Party shall have the right to have a representative witness all meter provings, gaugings, samplings, tests and measurements. Each Party will provide not less than 48 hours notification (unless otherwise mutually agreed) to the other Party prior to conducting such activities.
     In the absence of the other Party's representative, such meter provings, gaugings, samplings, tests and measurements shall be deemed to be correct by the attendant representative.

                                  ARTICLE VII
                             TERM AND TERMINATION

     7.1 Term. This Agreement shall commence as of 7:00 a.m. Pacific Time January 1, 2000, and shall continue until 6:59 a.m. Pacific Time January 1, 2015, unless terminated earlier in accordance with this Agreement. Termination of this Agreement shall not relieve any Party from any liability arising hereunder prior to such termination.

     7.2 Suspension Rights. (a) If an Event of Default occurs and is continuing, the non-defaulting Party may, by giving five (5) calendar days' written notice, suspend its obligation to deliver Sales Volumes hereunder or its obligation to purchase Sales Volumes hereunder, as applicable. While deliveries of Sales Volumes hereunder are suspended pursuant to this Section 7.2, Nuevo shall have the right but not the obligation to sell any undelivered volumes to other purchasers and shall, if Nuevo is the non-defaulting party, be entitled to damages from Tosco equal to the amount it would have received under the terms of this Agreement for such undelivered volumes less the amount received from other purchasers of the undelivered volumes, plus actual costs and expenses incurred by Nuevo in arranging sales to other purchasers. While any purchases of Sales Volumes hereunder are suspended pursuant to this Section 7.2, Tosco may purchase Sales Volumes from other sellers and shall, if Tosco is the non-defaulting party, be entitled to damages from Nuevo equal to the amount paid to purchase the Sales Volumes from other sellers less the amount it would have paid for the Sales Volumes under the terms of this Agreement, plus actual costs and expenses incurred by Tosco in arranging purchases from other sellers.

          (b) The right of the non-defaulting party to suspend performance under this Section 7.2 shall continue until the earlier of (i) the Event of Default is cured or (ii) this Agreement is terminated pursuant to Section 7.3.

          (c) An election by a Party to suspend performance under this Section
     7.2 shall not preclude that Party from later electing to terminate this Agreement under Section 7.3.

     7.3 Termination Rights. (a) If an Event of Default occurs and is continuing, the non-defaulting Party may give the defaulting Party written notice of such Event of Default. If the Event of Default is not cured within 10 calendar days after receipt of such notice, the non-defaulting Party, in addition to all other rights and remedies available to the non-defaulting Party and notwithstanding Section 7.1, shall be entitled to terminate this Agreement.

          (b) If this Agreement is terminated pursuant to this Section 7.3 the non-defaulting Party may provide the defaulting Party with a statement setting out in reasonable detail the computation of the (A) all amounts due and payable under this Agreement, including interest on any later payments, and (B) the amount of actual damages, losses or other directly related costs and expenses (including, but not limited to, reasonable attorney's fees and court costs) incurred by the non-defaulting Party arising out of or related to the Event of Default or the termination of this Agreement, excluding any punitive, consequential or indirect damages. In calculating such amounts, the non-defaulting Party may offset any sums due to the defaulting Party, whether hereunder or by reason of any other agreements or arrangements, against any amounts owed by the defaulting Party hereunder.

          (c) No later than five Business Days after receiving the statement from the non-defaulting Party pursuant to Section 7.3(b), the defaulting Party shall pay the non-defaulting Party the sum of the amount set forth in such statement.

          (d) Neither Party shall be liable under this Agreement to the other Party for any punitive, consequential, special or indirect damages, in tort or contract or otherwise, as a result of or related to, any breach of or default under this Agreement.

          (e) The rights and obligations created by this Section 7.3 shall survive the termination of this Agreement.

                                 ARTICLE VIII
                REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS

     8.1 Nuevo Representations and Warranties. Nuevo represents and warrants to Tosco that as of the date of execution of this Agreement:

          (a) Nuevo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

          (b) Nuevo has all requisite power and authority to enter into and perform this Agreement;

          (c) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Nuevo;

          (d) this Agreement has been duly executed and delivered by Nuevo and constitutes the legal, valid and binding obligation of Nuevo, enforceable against Nuevo in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (e) the execution, delivery, and performance by Nuevo of this Agreement and the transactions contemplated hereby will not (A) violate or conflict with any provision of Nuevo's organizational documents (including articles of incorporation and bylaws), (B) violate or constitute a default under any agreement or instrument to which Nuevo is a party or by which Nuevo is bound, which violation will have a material and adverse effect on Nuevo's ability to perform its obligations hereunder, (C) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Nuevo, which violation will have a material and adverse effect on Nuevo's ability to perform its obligations hereunder, or (D) require any consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Nuevo (except such governmental authorizations and filings as Nuevo's performance of this Agreement from and after the date hereof may then require in the ordinary course of business), under any law or any agreements to which Nuevo is a party or by which it is bound; and

          (f) there are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending against Nuevo or its affiliates or, to Nuevo's knowledge, threatened that (A) challenge the validity of this Agreement or the transactions contemplated hereby, (B) seek to restrain or prevent any action taken or to be taken by Nuevo in connection with this Agreement, or
     (C) if adversely determined, would have a material and adverse effect upon Nuevo's ability to perform its obligations hereunder.

     8.2 Tosco Representations and Warranties. Tosco represents and warrants to Nuevo that as of the date of execution of this Agreement:

          (a) Tosco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

          (b) Tosco has all requisite power and authority to enter into and perform this Agreement;

          (c) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Tosco;

          (d) this Agreement has been duly executed and delivered by Tosco and constitutes the legal, valid and binding obligation of Tosco, enforceable against Tosco in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (e) the execution, delivery, and performance by Tosco of this Agreement and the transactions contemplated hereby will not (A) violate or conflict with any provision of Tosco's organizational documents (including articles of incorporation and bylaws), (B) violate or constitute a default under any agreement or instrument to which Tosco is a party or by which Tosco is bound, which violation will have a material and adverse effect on Tosco's ability to perform its obligations hereunder, (C) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Tosco, which violation will have a material and adverse effect on Tosco's ability to perform its obligations hereunder, or (D) require any consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Tosco (except such governmental authorizations and filings as Tosco's performance of this Agreement from and after the date hereof may then require in the ordinary course of business), under any law or any agreements to which Tosco is a party or by which it is bound; and

          (f) there are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending against Tosco or its affiliates or, to Tosco's knowledge, threatened that (A) challenge the validity of this Agreement or the transactions contemplated hereby, (B) seek to restrain or prevent any action taken or to be taken by Tosco in connection with this Agreement, or
     (C) if adversely determined, would have a material and adverse effect upon Tosco's ability to perform its obligations hereunder.

     8.3  Covenants. Each Party shall through the term of this Agreement:

          (a) preserve its corporate existence and good standing as necessary to perform its obligations hereunder;

          (b) comply in all material respects with all statutes and laws applicable to performance of this Agreement and with all judgments, decrees, orders, regulations and rules of any court or governmental authority applicable to performance of this Agreement;

          (c) give the other Party prompt written notice of the existence of any agreement or instrument to which the Party is a party or by which the Party is bound that may have a material and adverse effect in the Party's ability to perform its obligations hereunder; and

          (d) give the other Party prompt written notice of any pending or threatened suits, judicial or administrative actions, proceedings or investigations that may have a material and adverse effect on the Party's ability to perform its obligations hereunder.

                                  ARTICLE IX
                               FINANCIAL MATTERS

     9.1 Credit Requirements. (a) Credit Rating. Subject to Section 9.1(b), if Tosco shall fail to maintain a long term issuer rating of BB or higher with Standard & Poor's Ratings Group, then, within thirty (30) calendar days of receiving a written request from Nuevo for additional financial assurances, Tosco shall provide Nuevo with (i) a guaranty of payment and performance from its ultimate direct or indirect parent corporation in a form acceptable to Nuevo, or (ii) if such parent corporation is unable or otherwise fails to issue such a guaranty or fails to maintain its credit rating at the level specified above, a standby letter of credit in a format and issued by a bank acceptable to Nuevo for an amount equal to the sum of the amounts due hereunder for the two prior Delivery Months.

          (b) Lack of Rating Publication. If Standard & Poor's Rating Group shall cease to publish a long term issuer rating for Tosco, the Parties shall mutually agree to the use of a substitute rating service and shall require the maintenance of a rating by such substitute service that provides the closest approximation of the credit quality characterized by rating set forth in Section 9.1(a).

          (c) Letters of Credit.  Any letter of credit provided pursuant to this
     Section 9.1 shall, subject to this Section, be for a one-Year period and automatically renewable for successive one-Year periods unless the issuing bank provides notice of non-renewal at least sixty (60) calendar days prior to maturity, in which case a substitute bank acceptable to Nuevo shall issue such letter of credit. Notwithstanding the foregoing, if the then remaining obligations to deliver Sales Volumes under this Agreement of Nuevo are for a period of less than one Year, then such letter of credit may be for a period ending forty-five (45) calendar days after the last such scheduled delivery of Sales Volumes. Provided that Tosco or its ultimate direct or indirect parent maintains its credit rating at the level specified above, then a parent guaranty meeting the above requirements may be substituted for any letter of credit delivered hereunder. In the event that Tosco is required to provide a parent guaranty or letter of credit hereunder and then subsequently re-establishes a credit rating at or above the level set forth above for a period of 12 consecutive months, the obligation to provide a parent guaranty or a letter of credit pursuant to this Section 9.1 shall be suspended so long as Tosco maintains its credit rating at the level specified for Tosco above.

     9.2 Financial Responsibility. If during the term of this Agreement, the financial responsibility of a Party becomes such that such Party's ability to perform its obligations hereunder is impaired or unsatisfactory to the other Party, in its good faith, (the "demanding party") then in any such case advance cash payment, properly endorsed negotiable bills of lading, or satisfactory security shall be given upon written demand, and performance hereunder may be withheld by the demanding party until such payment, bills of lading, or security is received. If such payment, bills of lading, or security is not received within fifteen (15) calendar days from demand therefor, the demanding party may terminate this Agreement. In the event either Party makes an assignment for the benefit of creditors or any general arrangement with creditors, or if there are instituted by or against either Party proceedings in bankruptcy or under any insolvency law or law for reorganization, receivership or dissolution, the other Party may withhold shipments or terminate this Agreement without notice. The exercise by either Party of any right under this paragraph shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law.

                                   ARTICLE X
                                   DISPUTES

     10.1 Pricing Disputes. Any and all disputes related to pricing pursuant to
Section 3.2(b), or pricing or delivery location of newly acquired leases, fields or interests in Sales Volumes pursuant to Section 2.1(d) or 2.1(e), of this Agreement shall be finally settled by arbitration pursuant to this Section 10.1:

          (a) The Parties hereby agree and consent to submit to the American Arbitration Association any and all such disputes for settlement by final and binding arbitration by one (1) arbitrator (the "Arbitrator") pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date of this Agreement (the "Rules"). The resulting decision of the Arbitrator shall be the sole and exclusive remedy between the Parties regarding any and all such disputes.

          (b) Arbitration proceedings pursuant to this Section shall be held in Los Angeles, California, or such other location as the Parties may agree. To the extent that it is necessary to apply substantive law, the substantive law of the State of California shall be applied, without reference to conflicts of law rules that would direct the matter to the law of another jurisdiction.

          (c) The Parties shall initiate arbitration proceedings hereunder in accordance with Section 6 of the Rules. The Parties shall use commercially reasonable efforts to agree upon and appoint the Arbitrator, who shall have not less than fifteen (15) Years of experience (commercial or legal) related to the marketing of domestic crude oil (not less than five (5) Years of which shall relate to such marketing in California). In the event that the Parties fail to appoint the Arbitrator within fifteen (15) calendar days after the American Arbitration Association receives the notice of arbitration, each Party shall submit to the American Arbitration Association a list containing the names of three (3) persons who meet the qualifications set out above that it nominates to serve as the Arbitrator. The Parties shall instruct the American Arbitration Association to appoint the Arbitrator (from the names submitted by each Party in accordance herewith) within forty-five (45) calendar days after it receives the notice of arbitration. Should a Party fail to submit a list of names, the American Arbitration Association shall appoint the Arbitrator from the names submitted. Should both Parties fail to submit a list of names, the American Arbitration Association shall appoint the Arbitrator it deems appropriate within forty-five (45) calendar days after it receives the notice of arbitration.

          (d) Within sixty (60) calendar days after the American Arbitration Association receives the notice of arbitration, each Party shall submit to the Arbitrator in writing its proposed resolution to such dispute and any information it considers relevant to the Arbitrator's decision. The failure of a Party to make such a submission or the absence or default of a Party to the arbitration shall not prevent or hinder the arbitration procedure in any stage. The arbitration shall continue in accordance with
     Section 30 of the Rules.

          (e) The Parties shall instruct the Arbitrator to select, as its decision, the resolution proposed by one of the Parties. If only one Party submits a proposed resolution in accordance with this Agreement, the Arbitrator shall select that resolution as its decision. The Parties shall instruct the Arbitrator to render its decision in writing to the Parties within ninety (90) calendar days after the American Arbitration Association receives the notice of arbitration. The decision of the Arbitrator shall be final and binding on all Parties. Notwithstanding any provision in this Agreement to the contrary, the Parties shall instruct the Arbitrator that the standard by which it shall resolve such disputes under this Section
     10.1 shall be which Party's resolution of such pricing dispute best reflects the then current fair market pricing for the relevant production from the relevant Subject Fields.

          (f) The Parties agree to exclude any right of application or appeal to the courts of any jurisdiction in connection with the arbitration proceedings, the subject matter of the arbitration proceedings or the decision of the Arbitrator, except for the purpose of enforcement of a decision of the Arbitrator to the extent providing for a change to the method for calculating the Delivery Amount Price hereunder, as provided in Section 10.1(g) below.

          (g) Any written decision of the Arbitrator providing for a change to the method for calculating the Delivery Amount Price hereunder shall be deemed to constitute an amendment to this Agreement without the necessity of formally amending this Agreement. Any such decision of the Arbitrator effecting a pricing change shall be valid and enforceable in any court of competent jurisdiction.

          (h) Nothing in this Section 10.1 shall limit the Parties' remedies or rights to seek judicial resolution with respect to disputes under this Agreement to the extent not involving pricing or otherwise directed by this Agreement to be resolved by arbitration pursuant to this Agreement.

     10.2 Other Disputes. (a) Except for arbitration proceedings commenced in accordance with Section 10.1, any legal action taken in connection with this Agreement will be brought in a California state court or U.S. Federal District Court having jurisdiction and in which venue is proper. Nuevo and Tosco each irrevocably submit to the jurisdiction of such courts.

          (b) Each Party irrevocably waives, to the fullest extent permitted by law, any claim or objection that it may have, now or hereafter, that venue or jurisdiction is not proper with respect to any such legal action or legal proceeding brought in a court set out above, including without limitation any claim that such legal action or legal proceeding has been brought in an inconvenient forum, any claim that a Party is not subject to personal jurisdiction or service of process, and any claim that such court does not have proper jurisdiction over the subject matter of the legal action or legal proceeding.

          (c) Nuevo and Tosco each appoints the Secretary of State of the State of California as its agent for service of process in California, to the extent that it does not have a registered agent for service of process in California.

                                 ARTICLE XI
                                 MISCELLANEOUS

     11.1 Notices. Notices, other than accounting documentation provided pursuant to this Agreement, shall be in writing and may be given by delivering same by hand at, or by sending the same by facsimile, express delivery service or first-class mail to, the relevant address set forth below or such other address as each Party may notify the other Party in writing from time to time. Such notice or communication shall be deemed to have been given when delivered, if by hand; when actually received, if by first class mail or express delivery service; and upon receipt by the sender of electronic confirmation of transmission, if by facsimile.

     To Nuevo:

          Nuevo Energy Company
          c/o Torch Energy Marketing Inc.
          1221 Lamar, Suite 1600
          Houston, Texas 77010
          Attn:  Crude Oil Marketing

          Fax:    713-759-0805

     To Tosco:

          Tosco Refining Company
          P. O. Box 52085 DC68
          Phoenix, Arizona 85072
          Attn:  Manager, Crude Oil Supply
          Fax:  602-728-7984

     11.2 Confidentiality. Each Party agrees that it will maintain this Agreement, all parts and contents hereof, and any information or data received hereunder, in strict confidence, and that it will not cause or permit disclosure of same to any third party without the express written consent of the other Party. Notwithstanding the foregoing, disclosure by a Party is permitted in the event and to the extent that (a) such Party is required by a court or agency exercising jurisdiction over the subject matter hereof, by order or by regulation, to make such a disclosure (provided, however, that in the event either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it shall (i) so notify the other Party immediately, (ii) utilize all reasonably available means to limit the scope of the order or regulation requiring disclosure, and (iii) take all actions reasonably necessary to prevent disclosure to the public as a result of disclosure to the court or administrative body), (b) disclosure is required by law or regulation or order of governmental authority or by the rules of any stock exchange applicable to such Party or its affiliates, or as part of such Party's good faith attempt to comply with disclosure obligations under any of the same, (c) disclosure is to such Party's affiliates, attorneys, financial or lending institutions, outside auditors and insurers, provided that the person or entity to which such information is disclosed executes an agreement to hold it confidential, and (d) disclosure (other than with respect to Section 3.2
(a)(viii) or 11.9) is to entities involved in the negotiation or bidding for the acquisition of a Party, its stock or assets, provided that the person or entity to which such information is disclosed executes an agreement to hold it confidential. Notwithstanding the foregoing, Nuevo and Tosco shall have the right to issue press releases, or otherwise make public comments, that substantially conform to Exhibit 7. This Section 11.2 shall survive the termination of this Agreement.

     11.3 Assignment. (a) General. Except with respect to assignments in conjunction with an assignment of the Subject Fields as provided in Section 11.3(b), neither Party shall assign this Agreement without the prior written consent of the other. Any such purported assignment made without such consent shall be null and void. With respect to any assignment permitted hereunder, the assigning Party shall remain liable to the other Party for fulfillment of any existing obligation under this Agreement. Subject to the limitations on transfer contained herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

          (b) Producing Property Sales. Nothing in this Agreement shall limit Nuevo's right to sell, exchange or otherwise dispose of any interest in a Subject Field or any interest in production therefrom. Nuevo will notify Tosco promptly following any sale of interests in any of the Subject Fields subject to this Agreement. Promptly after notification of such a sale by Nuevo, Tosco shall use its best efforts to enter into an agreement with the assignee of the sold interests on the same terms and conditions set forth herein, to the extent such terms and conditions apply to such interests. Notwithstanding Section 11.3(a), with respect to any such interests that are sold, this Agreement (other than with respect to Section 3.2(a)(viii) and other than with respect to Section 11.9) shall be binding on Tosco and the successors in interest to Nuevo of such interests without the prior written consent of Tosco.

     11.4 Force Majeure. If either Party is rendered unable, wholly or in part, by Force Majeure to perform its obligations hereunder, other than to make payments due hereunder, the affected Party shall give written notice to the other Party of such Force Majeure within forty-eight (48) hours after such failure to perform, and the obligations of the affected Party shall be suspended during the continuance and to the extent of the inability so caused, but for no longer period. In the event that any such period of suspension shall continue in excess of ninety (90) calendar days, this Agreement may be terminated as to the Subject Fields subject to such suspension at the option of either Party, without liability of either Party. Any such failure to perform shall be remedied with all reasonable dispatch, but Nuevo shall not be required to supply substitute quantities of Sales Volumes from other sources of supply. Failure to perform this Agreement due to events of Force Majeure shall not extend the term of this Agreement.

     11.5 Waiver. No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

     11.6 Entire Agreement. This Agreement contains the entire agreement of the parties for the sale of the Delivery Amount from the Subject Fields (other than the Committed Volumes), and supersedes and replaces in its entirety all prior agreements regarding crude oil sales, including the following:

          (a) that certain Crude Oil Purchase Agreement dated July 1, 1998, between Nuevo and Tosco, as amended, except to the extent such agreement, as amended, pertains to Sales Volumes produced from the Subject Field designated as "Las Cienegas" in Exhibit 1 (the "Committed Volumes");

          (b) that certain Crude Oil Purchase Agreement dated January 1, 1999, between Nuevo and Tosco, as amended;

          (c) that certain crude oil purchase agreement between Nuevo and Tosco, dated September 28, 1999, as confirmed on October 13, 1999, regarding 5,000 barrels of crude oil per calendar day from the Cymric Field, as amended;

          (d) that certain Agreement dated July 21, 1994 between Union Oil Company of California, dba Unocal and Torch Energy Marketing, Inc., and its affiliates, as amended; and

          (e) that certain agreement with a one-Year term commencing September 1, 1999, between Nuevo and Tosco regarding production from the Buena Vista field.

No statement or agreement, oral or written, made before or at the signing hereof, shall be offered or used to vary or modify the written terms of this Agreement.

     11.7 Control. Nothing in this Agreement shall be construed or deemed to require Nuevo to take any action, or to prohibit Nuevo from taking any action, regarding operations of or with respect to the Subject Fields. Specifically, but not by way of limitation, Tosco acknowledges and agrees that Nuevo shall have no obligation to drill, produce, or abandon any well, or to achieve any specific production volumes. Tosco acknowledges and agrees that all decisions with respect to such actions and operations are expressly and exclusively within Nuevo's control.

     11.8 Severability. If and for so long as any provision of this Agreement shall be deemed or judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provisions of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

     11.9 Audit. Each Party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party that relate to Sales Volumes sold under this Agreement, and shall have the right to audit such records at any reasonable time prior to the third anniversary of the termination of this Agreement subject to the following conditions or restrictions:

          (a) the auditing Party shall furnish the other Party written notice at least thirty (30) Business Days prior to the date of the audit;

          (b) the notice shall specify what accounting period, records and other documents the auditing Party desires to review and/or photocopy;

          (c) the audit shall be conducted at the offices of the Party being audited during the hours of 8:00 am and 5:00 pm on a Business Day;

          (d) a Party may not initiate an audit hereunder more often than once every two Years unless such additional audits are justified on the grounds of fraud or the occurrence of a catastrophic event;

          (e) the duration of an audit shall not exceed seven (7) Business Days unless matters revealed during such audit reasonably justify an extension of such time period;

          (f) the documents, reports and records prepared in the audited Party's ordinary course of business shall be furnished in sufficient form to substantiate the volumes, deliveries and pricing of the transactions contemplated hereunder;

          (g) to the extent, if any, that the Party being audited must use internal or external accounting or electronic information systems person(s) to retrieve, produce or explain the documents and records requested, the auditing Party shall reimburse the other Party the full cost thereof;

          (h) photocopying shall be done at the expense of the auditing Party (but photocopying in violation of copyrights shall not be required);

          (i) the auditing Party shall be responsible for its own costs and expenses incurred in connection with the audit;

          (j) the audit shall be limited to no more than the three (3) Years immediately preceding the date of the request to audit; and

           (k) the auditing Party shall designate a single contact person from among the auditing personnel to be the person with whom the audited Party may limit its contacts.

     11.10 Safety. Each Party agrees that its agents and employees will comply with all safety regulations of the other when such agents or employees are upon the premises of the other in connection with the performance of this Agreement.

     11.11 Business Practices. (a) Each Party shall in the performance of this Agreement comply with all applicable governmental laws and regulations.

           (b) Each Party hereto agrees that all financial settlements, billings, and reports rendered to the other Party as provided for in this Agreement and/or any amendments to it will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions related to this Agreement, which data may be relied upon as being complete and accurate in any further recording and reporting made by such other Party for whatever purpose.

           (c) Each Party hereto agrees to notify the other Party promptly upon discovery of any instance where the notifying Party fails to comply with
     Section 11.11(a) above, or where the notifying Party has reason to believe data covered by Section 11.11(b) above is no longer accurate and complete.

     11.12 Governing Law. This Agreement and any disputes arising hereunder shall be construed, enforced, and governed by the laws of the State of California, without reference to conflicts of law rules which would direct the matter to the law of another jurisdiction.

     11.13 Entirety of Agreement and Amendments. This Agreement contains the entire Agreement of the Parties with respect to the subject matter hereof and there are no other promises, representations or warranties with respect thereto. Except as expressly provided otherwise in this Agreement, this Agreement may only be amended by a written instrument executed by authorized officers of the Parties specifically referencing this Agreement.

     11.14 Headings. The Section headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Section.

     11.15 General Provisions. To the extent not in conflict with the terms of this Agreement, Conoco's General Provisions, Domestic Crude Oil Agreements, effective January 1, 1993 are incorporated herein and made a part hereof for all purposes.

     11.16 Further Assurances. Each Party shall execute, acknowledge and deliver such other instruments or documents and shall take such other actions as may be necessary to carry out their respective obligations under this Agreement or to consummate or substantiate transactions contemplated by this Agreement.

     11.17 Time and Performance of the Essence. Time and full performance hereunder by the Parties are of the essence of this Agreement.

     11.18 No Third Party Beneficiaries. Other than with respect to permitted successors and assigns, nothing in this Agreement is intended to inure to the benefit of any third party and this Agreement shall not create any third party beneficiaries.

     11.19 Hazards and Risks. Each Party acknowledges the hazards and risks in handling and using crude oil. Each Party shall advise its affiliates and its and their employees and third parties, who may purchase or come into contact with crude oil delivered under this Agreement, about the reasonable hazards and risks of crude oil, as well as precautionary procedures for handling such crude oil.

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date and year first above written.

TOSCO CORP.                                  NUEVO ENERGY COMPANY

By: /s/ Peter A. Sutton                     By: /s/ Douglas B. Chapman
    ---------------------------                 ------------------------
Name: Peter A. Sutton                       Name: Douglas B. Chapman
      -------------------------                   ----------------------
Title: Senior Vice President                  Title: Attorney-in-fact
       ------------------------                      -------------------

                               INDEX TO EXHIBITS

Exhibits
--------

Exhibit 1 - Subject Fields
Exhibit 2 - Form of Nuevo Estimated Amount Notification
Exhibit 3 - NYMEX Price/specified Gravity
Exhibit 4 - Posting Group/Subject Field Pricing Differentials
Exhibit 5 - Monthly Crack Slider Adjustments
Exhibit 6 - Point Pedernales Adjustments Example Calculation
Exhibit 7 - Approved Disclosures